Exhibit 99


       Florida East Coast Industries Reports Third Quarter 2004 Results

    Railway
    -- Railway segment revenues up 3% to $46.3 million in the third quarter, buoyed by a strong economy and new business despite the hurricane impact.
    -- Intermodal revenues up 15% despite hurricanes, recording five consecutive quarters of improvement.

    Realty Operations
    -- Third quarter 2004 Flagler Development Company's (Flagler) rental and services' revenues increased 9% to $17.4 million.
    -- "Same store" occupancy rate continues to improve, increasing to 94%, from 85% at the end of the third quarter 2003 and 90% at the end of the second quarter 2004.

    Realty Sales
    -- Proceeds from realty sales were $16.5 million for the third quarter and $36.7 million in the first nine months of 2004. Realty sales under contract at September 30, 2004 totaled $86.7 million.

    Corporate
    -- As previously announced, on August 13, 2004, the Company completed the direct purchase of 5.5 million shares from The Alfred I. duPont Testamentary Trust (Trust) and The Nemours Foundation (Foundation) for $34.50 per share or approximately $190 million.

    ST. AUGUSTINE, Fla., Nov. 3 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) (FECI) announced results for the third quarter ended September 30, 2004.
    Robert W. Anestis, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated, "Our businesses continued to benefit from strong economic trends during the third quarter and we anticipate that this will continue through the balance of the year and into 2005. Although the Railway third quarter results were impacted by an unprecedented four hurricanes, I am pleased to note that the Railway quickly resumed operations in plenty of time to service its customers during our peak season and to accommodate increased activity associated with Florida's reconstruction effort. The Railway results for the first eight months, prior to the hurricanes, were very strong with revenues up 11%. We expect this momentum to continue into the fourth quarter with double-digit percentage increases in Railway segment revenues and operating profit compared to the fourth quarter 2003."
    Mr. Anestis continued, "Flagler sustained negligible damage to its properties and delivered a strong third quarter; with rental and service revenues increasing 9%, and rental properties operating profit before depreciation and amortization increasing 11%. Flagler's leasing results continue to be strong, with overall occupancy increasing to 94% from 87% a year earlier. In Orlando, Flagler leased an entire 137,000 square foot office building to Starwood Vacation Ownership, before its expected completion later this month. In addition, we announced two additional building starts in anticipation of continued demand for office and industrial space in Jacksonville and South Florida."
    Mr. Anestis added, "During the quarter, we purchased 5.5 million of our shares from the Trust and the Foundation for approximately $190 million, or $34.50 per share, during the quarter in a transaction that benefits all remaining shareholders. We also placed $105 million of non-recourse mortgage debt on Flagler properties to take advantage of near record low interest rates and to reduce the overall cost of capital. With a more optimal capital structure in place and a tailwind of strong results at our back we are optimistic about the months ahead."
    For the third quarter 2004, FECI reported consolidated revenues of $76.8 million, compared to $86.8 million for the third quarter 2003. Revenues for the third quarter 2004 included realty sales of $12.3 million, compared to $25.3 million in the third quarter 2003. Income from continuing operations was $10.4 million, or $0.31 per diluted share, for the third quarter 2004 (which includes $6.4 million of after-tax profit from land sales), compared to a loss of $0.2 million, or $0.01 per diluted share for the third quarter 2003 (which includes $5.6 million of after-tax profit from land sales and $10.1 million of after-tax charge for the estimated cost of ending a long-term ground lease). FECI reported consolidated third quarter 2004 net income of $10.5 million, or $0.31 per diluted share, compared to $1.0 million, or $0.03 per diluted share, for the prior year quarter. Included in net income is income (loss) from discontinued operations related to the 2003 sale of an office building and the 50% interests previously held in partnerships with Duke Realty, as well as the 2004 sale of an office building and an industrial building.
    The Company's current outlook for the 2004 full year Railway segment revenue and operating profit growth is mid-to-upper single digit percentage improvement over 2003. Capital expenditures for the Railway, before the purchase of any strategic land parcels to be used by future Railway customers, are expected to range between $30 and $33 million. The Company's outlook for Flagler's 2004 rental and services' revenues are expected to range between $68 and $70 million, an increase of 7% to 10% over 2003. Flagler's rental properties' operating profit before depreciation and amortization expense is expected to range between $43 and $45 million in 2004, an increase of 7% to 12% over 2003. Operating profit from operating properties' rents is expected to range between $18 and $20 million. Capital investment at Flagler for 2004 is expected to be between $75 and $85 million.

    Railway Third Quarter Results
    -- During the quarter the Florida coast was hit by four hurricanes, our Company and employees were impacted by three, with two causing major disruptions to the Railway's operations. The Company estimates the hurricanes reduced FECR's third quarter revenues by approximately $4.0 to $4.5 million. Also, FECR estimates it incurred approximately $2.0 million of incremental operating expenses related to clean-up costs, property damage, grade crossing operations and support and additional train crew costs as a result of trains
operating at reduced speeds.   The total net impact to the Railway's third
quarter operating profit because of the hurricanes was estimated to be approximately $3.5 to $4.0 million.
    -- Florida East Coast Railway (Railway) segment's revenues in the third quarter 2004 increased 3.4% to $46.3 million from $44.7 million in the prior year period. Included in the third quarter 2004 revenues were $1.1 million of fuel surcharges, compared to $0.5 million in 2003.
    -- Total carload revenues were lower by 5.8% due to lost revenue during days of suspended or limited train service as a result of the hurricanes. Aggregate revenues were down 8.1% as a result of the hurricanes. Despite the impact from the hurricanes, intermodal revenues (which include drayage) increased 15.3% compared to the prior year period, reflecting new customers, increased revenue from the international business segment, continued success with the "Hurricane Train" and improved pricing, which were partially offset by lower revenues from a connecting carrier.
    -- Railway segment's operating profit decreased to $7.8 million in the third quarter 2004 versus $10.8 million in the third quarter of 2003 due to the impact from the hurricanes and a July 2004 derailment that cost
$0.8 million. As a result, the Railway's operating ratio was 83.1% compared to 75.9% in the prior year quarter.
    -- The Railway manages changes in fuel prices by purchasing a percentage of the estimated fuel consumption (up to 13 months in advance) and by passing on fuel price increases to its customers through a surcharge. During the third quarter customer fuel surcharges together with the forward purchases substantially offset the increase in fuel expense compared to the third quarter 2003.

    Realty Third Quarter Results
    Rental Portfolio Results
    -- Flagler's rental and services' revenues increased 9.0% to $17.4 million for the third quarter 2004 from $15.9 million in the third quarter of 2003. The increased revenues resulted primarily from "same store" properties and a property in the lease-up stage.
    -- Rental properties' operating profit was $5.9 million for the third quarter 2004 versus $5.0 million in the prior year period. Rental properties' operating profit before depreciation and amortization expense for the quarter increased 10.7% to $11.3 million compared to $10.2 million in the third quarter 2003. Rental properties' operating profit before depreciation and amortization expense benefited primarily from improvements in "same store" occupancy and a property in the lease-up stage.
    -- As previously announced, Flagler leased an entire 137,000 square foot, four-story, Class-A office building, which is currently under development, at SouthPark Center in Orlando, Florida to Starwood Vacation Ownership.
    -- Flagler's overall occupancy rate continues to improve, increasing to 94% compared to 87% at the end of the third quarter 2003 and 91% at the end of the second quarter 2004.

    Development and Sales Activity
    -- During the third quarter, Flagler commenced development and construction of two buildings. The first is a 113,000 square foot, four-story, Class-A office building to be located within the eight building award-winning Deerwood Business Park in Jacksonville. The second is a 200,000 square foot, single-story warehouse building at Flagler Station in South Florida. Both business parks are expected to be 95% occupied at the end of the year.
    -- At quarter end, Flagler had ten projects, totaling 1,421,000 square feet, in various stages of development (113,200 square feet in the lease-up stage; 803,500 square feet in the construction stage, which includes a 239,000 square foot build-to-suit; and 504,300 square feet in pre-development).
    -- During the third quarter, Flagler sold a 147,200 square foot unoccupied warehouse building located at the Gran Park at the Avenues in Jacksonville, Florida for $4.1 million and sold 32.3 acres located in Dade County for $9.1 million.
    -- Property under sale contracts at September 30, 2004 totaled
$86.7 million and other property was listed for sale at asking prices totaling $24.1 million. The Company expects full year 2004 realty sales of $115 to $120 million, which includes the $80 million sale of a 465-acre land parcel that is expected to close in the fourth quarter of 2004.
    -- The Company has consistently sold core and non-core realty when near-term valuations justify a sale which yields a very attractive price. The Company anticipates utilizing a substantial part of the proceeds from near-term realty sales to acquire land and buildings to which it can add future value for the shareholders through its core management and development strength. The Company will seek to accomplish any such acquisition transactions in qualified like-kind exchanges for tax purposes.

    Capitalization
    -- The Company's cash balance on September 30, 2004 was $60.8 million (which includes $17.6 million of cash and cash equivalents held as deposits or to be used in 1031 exchanges). Debt on September 30, 2004 was $344.0 million, composed of non-recourse real estate mortgages.
    -- As previously announced, in the third quarter, the Company completed the purchase of 5.5 million shares of FLA stock from the Trust and the Foundation for $34.50 per share or a total of approximately $190 million. As of September 30, 2004, there were 31,768,012 shares issued and outstanding.
    -- As previously announced, on August 10, 2004, Flagler Development Company closed on $105 million of non-recourse mortgage financing. The notes are secured on a non-recourse basis by certain of Flagler's developed commercial and industrial rental properties. The financing consists of a $60 million, seven year note bearing interest at a fixed rate of 5.27% and a $45 million, seven year note bearing interest at an adjustable rate based on three-month LIBOR plus 1.00%. The floating rate note allows Flagler the flexibility to opportunistically sell buildings securing the notes with minimal prepayment costs after a six-month period.

    About Florida East Coast Industries, Inc.
    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.5 million square feet of commercial and industrial space, as well as an additional 803,500 square feet under construction, and owns approximately 749 acres of entitled land and approximately 2,470 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's website at http://www.feci.com .
    Florida East Coast Industries, Inc. will hold a conference call to discuss Third quarter 2004 results this morning, Wednesday, November 3, 2004, at
10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call will be webcast live by CCBN and can be accessed at the Company's website, http://www.feci.com , with an archived version of the webcast available approximately two hours after completion of the call. The dial-in numbers for the call are
(888) 868-9078 or (973) 582-2792. A replay of the call will be available approximately two hours after completion of the call through Wednesday, November 17, 2004 by dialing (877) 519-4471 or (973) 341-3080 and entering access code 5283394.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," "may," and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

                     FLORIDA EAST COAST INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
               (dollars in thousands, except per share amounts)
                                 (unaudited)

                                Three Months              Nine Months
                             Ended September 30        Ended September 30
                              2004         2003         2004         2003

    Operating revenues:
     Railway operations     46,261       44,729      144,920      134,227
     Realty rental and
      services              18,196       16,808       53,811       50,164
     Realty sales           12,327       25,298       19,988       50,423
    Total revenues          76,784       86,835      218,719      234,814

    Operating expenses
     Railway operations     38,439       33,969      113,324      103,408
     Realty rental and
      services              15,761       32,027       47,432       63,815
     Realty sales            1,898       16,260        6,015       27,479
     Corporate general &
      administrative         2,915        3,388       11,648        9,285
    Total expenses          59,013       85,644      178,419      203,987

    Operating profit        17,771        1,191       40,300       30,827

    Interest income            263          365          819          716
    Interest expense       (4,214)      (4,137)     (11,933)     (12,641)
    Other income             3,027        2,224       10,814        7,417
                             (924)      (1,548)        (300)      (4,508)

    Income (loss) before
     income taxes           16,847        (357)       40,000       26,319
    (Provision) benefit
     for income taxes      (6,487)          138     (15,401)     (10,132)
    Income (loss) from
     continuing operations  10,360        (219)       24,599       16,187

    Discontinued Operations
    (Loss) income from
     operation of
     discontinued
     operations
     (net of taxes)           (60)         (36)          104        (300)

    Gain on disposition of
     discontinued
     operations
     (net of taxes)            170        1,301        2,457        1,328
    Income from
     discontinued
     operations                110        1,265        2,561        1,028

    Net income              10,470        1,046       27,160       17,215

    Earnings Per Share
    Income (loss) from
     continuing
     operations - basic      $0.31      ($0.01)        $0.69        $0.44
    Income (loss) from
     continuing
     operations -
     diluted                 $0.31      ($0.01)        $0.68        $0.44
    (Loss) income from
     operation of
     discontinued
     operations - basic    ($0.00)      ($0.00)        $0.01      ($0.01)
    (Loss) income from
     operation of
     discontinued
     operations -
     diluted               ($0.00)      ($0.00)        $0.00      ($0.01)
    Gain on disposition
     of discontinued
     operations - basic      $0.01        $0.04        $0.07        $0.04
    Gain on disposition
     of discontinued
     operations -
     diluted                 $0.00        $0.04        $0.07        $0.04
    Net income - basic       $0.32        $0.03        $0.77        $0.47
    Net income - diluted     $0.31        $0.03        $0.75        $0.47

    Average shares
     outstanding -
     basic              33,161,016   36,509,557   35,467,893   36,500,847
    Average shares
     outstanding -
     diluted            33,864,172   36,509,557   36,165,628   36,810,584

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                       INFORMATION BY INDUSTRY SEGMENT
                            (dollars in thousands)
                                 (unaudited)

                                Three Months               Nine Months
                               Ended Sept. 30            Ended Sept. 30
                             2004         2003         2004         2003
    Operating Revenues
     Railway operations     46,261       44,729      144,920      134,227
     Realty:
      Flagler realty
       rental and services  17,369       15,931       51,490       47,758
      Flagler realty sales  11,154       19,028       17,711       40,722
      Other rental             827          877        2,321        2,406
      Other sales            1,173        6,270        2,277        9,701
     Total realty           30,523       42,106       73,799      100,587
     Total revenues*        76,784       86,835      218,719      234,814

    Operating Expenses
     Railway operations     38,439       33,969      113,324      103,408
     Realty:
      Flagler realty
       rental and services  15,134       13,120       44,919       42,041
      Flagler realty sales   1,898       16,260        6,015       27,479
      Other rental             627       18,907        2,513       21,774
     Total realty           17,659       48,287       53,447       91,294
     Corporate general &
      administrative         2,915        3,388       11,648        9,285
     Total expenses*        59,013       85,644      178,419      203,987

    Operating Profit (Loss)
     Railway operations      7,822       10,760       31,596       30,819
     Realty                 12,864      (6,181)       20,352        9,293
     Corporate general &
      administrative       (2,915)      (3,388)     (11,648)      (9,285)
     Operating profit       17,771        1,191       40,300       30,827

    Interest income            263          365          819          716
    Interest expense       (4,214)      (4,137)     (11,933)     (12,641)
    Other income             3,027        2,224       10,814        7,417
                             (924)      (1,548)        (300)      (4,508)

    Income (loss) before
     income taxes           16,847        (357)       40,000       26,319
    (Provision) benefit
     for income taxes      (6,487)          138     (15,401)     (10,132)
    Income (loss) from
     continuing operations  10,360        (219)       24,599       16,187

    Discontinued Operations
    (Loss) income from
     operation of
     discontinued
     operations
     (net of taxes)           (60)         (36)          104        (300)
    Gain on disposition of
     discontinued
     operations
     (net of taxes)            170        1,301        2,457        1,328

    Net Income              10,470        1,046       27,160       17,215

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)

    *For the periods presented, there are no intersegment revenues and expenses.


                     FLORIDA EAST COAST INDUSTRIES, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)

                                                     September 30  December 31
                                                           2004         2003
                                                      (unaudited)

    Assets
    Cash and equivalents                                 60,843      125,057
    Other current assets                                 47,829       46,447
    Properties, less accumulated depreciation           832,724      814,683
    Other assets and deferred charges                    26,302       22,163
      Total assets                                      967,698    1,008,350

    Liabilities and Shareholders' Equity
    Short-term debt                                       4,824        2,838
    Other current liabilities                            70,481       63,860
    Deferred income taxes                               141,919      135,497
    Long-term debt                                      339,209      238,305
    Accrued casualty and other liabilities                9,159        9,717
    Shareholders' equity                                402,106      558,133
    Total liabilities and shareholders' equity          967,698    1,008,350


                     FLORIDA EAST COAST INDUSTRIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)
                                 (unaudited)

                                                            Nine Months Ended
                                                               September 30
                                                              2004      2003
    Cash Flows from Operating Activities
      Net income                                            27,160    17,215
      Adjustments to reconcile net income to cash
       generated by operating activities                    31,639    23,040
      Changes in operating assets and liabilities           (1,739)   85,261
    Net cash generated by operating activities              57,060   125,516

    Cash Flows from Investing Activities
      Purchase of properties                               (73,429)  (77,349)
      Proceeds from disposition of assets                   36,713    72,980
    Net cash used in investing activities                  (36,716)   (4,369)

    Cash Flows from Financing Activities
      Proceeds from debt                                   105,000        --
      Payments of debt                                      (2,110)  (54,963)
      Payment of dividends                                  (4,899)  (58,985)
      Purchase of treasury stock                          (191,126)       --
      Other                                                  8,577       896
    Net cash used in financing activities                  (84,558) (113,052)

    Net (Decrease) Increase in Cash and Cash Equivalents   (64,214)    8,095
    Cash and Cash Equivalents at Beginning of Period       125,057    83,872
    Cash and Cash Equivalents at End of Period              60,843    91,967


                          RAILWAY OPERATING RESULTS
                            (dollars in thousands)
                                 (unaudited)


                                              Three Months      Nine Months
                                                 Ended             Ended
                                              September 30      September 30
                                              2004    2003      2004    2003

    Operating revenues                      46,261  44,729   144,920 134,227
    Operating expenses                      38,439  33,969   113,324 103,408
    Operating profit                         7,822  10,760    31,596  30,819

    Operating ratio                          83.1 %  75.9 %    78.2 %  77.0 %

    Railway segment's operating profit
     before depreciation                    12,828  15,685    46,586  45,477
    Total FECR Legal entity EBITDA          17,295  24,098    60,920  63,633


                                   TRAFFIC
                       Three Months Ended September 30
                       (dollars and units in thousands)


                           2004    2003   Percent   2004      2003     Percent
    Commodity             Units   Units  Variance Revenues  Revenues  Variance
    Rail Carloads
      Crushed stone
       (aggregate)         28.1    31.5    (10.8)  13,495    14,691     (8.1)
      Construction
       materials            1.4     1.5     (6.7)     913       808     13.0
      Vehicles              4.3     4.7     (8.5)   3,509     3,744     (6.3)
      Foodstuffs &
       kindred              3.0     2.9      3.4    2,329     2,151      8.3
      Chemicals &
       distillants          0.8     0.9    (11.1)   1,003     1,004     (0.1)
      Paper & lumber        1.4     1.4       --    1,408     1,412     (0.3)
      Other                 3.0     3.7    (18.9)   1,813     2,172    (16.5)
      Total carload        42.0    46.6     (9.9)  24,470    25,982     (5.8)
    Intermodal             68.6    62.1     10.5   20,801    18,043     15.3
      Total freight
       units/revenues     110.6   108.7      1.7   45,271    44,025      2.8
    Ancillary revenue        --      --       --      990       704     40.6
    Railway segment
     revenue                 --      --       --   46,261    44,729      3.4

    (Prior year's results have been reclassified to conform to current year's presentation. Previously, drayage revenues were shown separately but are now classified for all periods in intermodal revenues, given their integrated relationship.)

                           REALTY SEGMENT REVENUES

                                                       Three           Three
                                                       Months          Months
                                                       Ended           Ended
                                                      Sept. 30        Sept. 30
    (dollars in thousands)                              2004            2003

     Rental revenues                                  15,136          13,787
    Service fee revenues                                  76              --
    Rental income - straight-line rent
     adjustments                                         739             890
    Operating expense recoveries                         938             775
    Rental revenues - undeveloped land                   136             212
    Other rental revenues                                344             267
       Total rental revenue - Flagler
        properties                                    17,369          15,931
    Rental revenues - other realty
     operations                                          827             877
         Total rental revenues                        18,196          16,808

    Building and land sales - Flagler                 11,154          19,028
    Building and land sales - other realty
     operations                                        1,173           6,270
         Total building and land sales
          revenues                                    12,327          25,298

       Total realty segment revenues                  30,523          42,106

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                           REALTY SEGMENT EXPENSES

                                                         Three         Three
                                                         Months        Months
                                                         Ended         Ended
                                                        Sept. 30      Sept. 30
    (dollars in thousands)                                2004          2003

    Real estate taxes - developed                        1,783         1,560
    Repairs & maintenance - recoverable                    735           628
    Services, utilities, management costs                3,295         3,097
        Total expenses subject to recovery -
         Flagler properties                              5,813         5,285

    Real estate taxes - Flagler undeveloped land         1,195           548
    Repairs & maintenance - non-recoverable                334           367
    Depreciation & amortization - Flagler                6,222         5,445
    SG&A - non-recoverable - Flagler                     1,570         1,475
        Total - non-recoverable expenses -
         Flagler properties                              9,321         7,835
      Total rental expenses - Flagler properties        15,134        13,120

    Real estate taxes - other undeveloped land              64           714
    Depreciation & amortization - other                     10            41
    SG&A - non-recoverable - other                         553        18,152
         Total rental expenses - other realty
          operations                                       627        18,907
      Total rental expenses                             15,761        32,027

    Realty sales expenses                                1,898        16,260
    Total operating expenses                            17,659        48,287

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                        FLAGLER REAL ESTATE STATISTICS
                          CONTINUING OPERATIONS ONLY

                                                              Three Months
                                                           Ended September 30
                                                           2004         2003
    Property types
    Office (sq. ft. in 000's)                             2,047        2,047
    Industrial (sq. ft. in 000's)                         4,312        4,312

    100%-owned properties
    Rentable square feet (in 000's)                       6,359        6,359
    Occupied square feet (in 000's)                       6,005        5,561
    Number of buildings owned                                58           58
    Ending occupancy rate                                   94%          87%

    Buildings held in partnership
    Rentable square feet (in 000's)                          --           --
    Occupied square feet (in 000's)                          --           --
    Number of buildings owned                                --           --
    Ending occupancy rate                                    0%           0%

    Same store statistics
    Same store square footage (000's)                     5,760        5,760
    Same store occupancy (sq. ft. in 000's)               5,406        4,908
    Same store buildings                                     54           54
    Same store revenues (000's)                         $15,596      $14,562
    Ending same store occupancy rate                        94%          85%

    Properties in pipeline
    Number of projects                                       10            6
    Lease-up (sq. ft. in 000's)                             113           --
    In construction (sq. ft. in 000's)                      804          343
    Predevelopment (sq. ft. in 000's)                       504          591
    Total                                                 1,421          934

    Entitlements pipeline
    Acres                                                   749          855
    Total square feet (000's)                            12,225       14,064
    Office (sq. ft. in 000's)                             7,250        7,678
    Industrial (sq. ft. in 000's)                         4,450        6,167
    Commercial (sq. ft. in 000's)                           525          219


                 RECONCILIATION OF NON-GAAP TO GAAP MEASURES
                            (dollars in thousands)
                                 (unaudited)

                                Three Months                Nine Months
                                   Ended                      Ended
                                September 30               September 30
                             2004         2003          2004         2003
    Railway segment's
     operating profit        7,822       10,760       31,596       30,819
    Railway segment's
     depreciation expense    5,006        4,925       14,990       14,658
    Railway segment's
     operating profit
     before depreciation    12,828       15,685       46,586       45,477

    Total FECR legal entity
     net income              7,646       11,835       28,392       30,260
    Depreciation expense -
     legal entity            5,054        4,969       15,135       14,797
    Interest income          (191)        (115)        (381)        (367)
    Income tax expense       4,786        7,409       17,774       18,943

    Total FECR legal
 entity EBITDA               17,295       24,098        60,920        63,633


                                                                      (in
                                                                     millions)
                                    Three Months      Nine Months
                                       Ended             Ended       Forecast
                                    September 30     September 30    Full Year

                                    2004    2003     2004    2003       2004
    Rental properties' operating
     profit                        5,862   4,970   15,514  13,081     $18-$20
    Rental properties'
     depreciation and
     amortization expense          5,391   5,195   17,522  16,861       $25
    Rental properties' operating
     profit before depreciation
     and amortization expense     11,253  10,165   33,036  29,942     $43-$45


    The Company reports certain non-GAAP measures for the Company's railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of businesses, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses some of these measures internally as part of its incentive compensation plans for management employees.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             11/03/2004
    /CONTACT:  Investors, Bradley D. Lehan, +1-904-819-2128, or Media, Husein
A. Cumber, +1-904-826-2280, both of Florida East Coast Industries, Inc./
    /Web site:  http://www.feci.com /
    /Audio:  http://www.feci.com /
    (FLA)

CO: Florida East Coast Industries, Inc.; Flagler Development Company; Florida East Coast Railway
ST:  Florida
IN:  CST RLT TRN
SU:  CCA ERN ERP MAV